Exhibit 10.9
FIRST AMENDMENT TO LEASE
(Sierra Point)

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of the 3rd day of May, 2016, by and between AMERICAN FUND US INVESTMENTS LP, a Delaware limited partnership ("Landlord") and VERACYTE, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant entered into that certain Office Building Lease ("Lease") dated April 29, 2015 for space in that certain office building located at 6000 Shoreline Court, South San Francisco, California (the "Building").

B.By this First Amendment, Landlord and Tenant desire to memorialize Landlord's and Tenant's agreement with respect to certain matters pertaining to the Lease.

C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged ,' the parties hereto hereby agree as follows:

A G R E E M E N T :

1.    The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space within the Building commonly known as Suites 100, 200 and 300 and containing 58,625 rentable square feet in the aggregate (the "Premises"), all as more particularly described in the Lease.

2.    Fitness Center Upgrade Modifications. Notwithstanding anything in Article 46 of the Lease, Article 46 is hereby deemed revised as follows: (i) Tenant shall not be obligated to pay or share in any Fitness Center upgrade costs (and Landlord shall be responsible for one hundred percent (100%) of such costs), and (ii) Tenant shall not have any approval rights whatsoever regarding the Fitness Center upgrades to be installed by Landlord (and Landlord shall have sole control over such upgrades.

3.    Tenant Improvement Allowance Disbursement. By its execution of this First Amendment, Tenant waives any claim by Tenant to any late fees on account of Landlord's disbursement of the Tenant Improvement Allowance.

4.    Exhaust Ventilation Installation. So long as the same does not adversely affect Tenant's exhaust ventilation system or any other system serving the Premises, or disrupt Tenant's
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use of or operations in the Premises, and subject to the terms and conditions of this Section 4, Tenant hereby approves of Landlord, at Landlord's sole cost and expense, accessing Tenant's flue shaft in the Premises in order to install a separate piping system within such flue shaft. Such piping system shall be used by prospective ground floor tenants to vent exhaust to the roof of the Building. Once installed, Landlord shall, at no cost to Tenant (including by means of including costs in Operating Expenses), cause the piping system to be kept in good, leak free condition and proper working order, and Tenant shall have no liability or responsibility therefor. If the installation, repair, maintenance or operation of the piping system damages or impairs or prevents the proper functioning of Tenant's exhaust ventilation system, Landlord shall, at no cost to Tenant (including by means of including costs in Operating Expenses), promptly repair such damage and restore the proper functioning of Tenant's exhaust ventilation system. Tenant shall have the right to reasonably review and approve the plans and specifications for the piping system, and Landlord shall reimburse to Tenant the actual, documented and reasonable third party costs incurred by Tenant in connection with such review. Landlord shall not install the piping system until Tenant has had the reasonable opportunity to review and approve such plans and specifications (which approval shall not be unreasonably withheld, conditioned or delayed). Access to the Premises by Landlord, its contractors or any other person in order to install, repair or maintain the piping system shall be subject to Paragraph 19 of the Lease.

5.    Rent Credit. Landlord shall provide Tenant with a Twenty Thousand Dollar ($20,000.00) rent credit on account of certain sprinkler work performed by Tenant, which rent credit shall be applied by Landlord toward the Base Rent next due and payable by Tenant following the date of the full execution and delivery of this First Amendment by Landlord and Tenant.·

6.    Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

7.    Disclosures. Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the Premises has not undergone inspection by a Certified Access Specialist ("CASp") to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

8.    Defaults. Tenant hereby represents to Landlord that, as of the date of this First Amendment, to Tenant's actual knowledge without investigation, there are currently no breaches or defaults under the Lease by Landlord or Tenant. Landlord hereby represents to Tenant that, as of the date of this First Amendment, to Landlord's actual knowledge without investigation, there are currently no breaches or defaults under the Lease by Landlord or Tenant.

9.    Confidentiality. Landlord and Tenant shall use reasonable efforts to keep the information in this First Amendment confidential and shall not disclose such confidential information to any person or entity other than as required by law or legal process and other than to each party's officers, directors, employees, accountants, auditors and other financial advisors, attorneys and other legal advisors, and others who have a "need to know".

10.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. In the event of any conflict between the provision of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall control. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.

IN WITNESS WHEREOF, this First Amendment has been executed on the later of the dates set forth below.

"LANDLORD"	AMERICAN FUND US INVESTMENTS LP,
a Delaware limited partnership

	By:	/s/ Florence Fricke-Radoux
	Name:	Florence Fricke-Radoux
	Title:	Vice President

	By:	/s/ Nico Brocar
	Name:	Nico Brocar
	Title:	Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE)

"TENANT"	VERACYTE, INC., a Delaware corporation

	By:	/s/ Julie A. Brooks
	Name:	Julie A. Brooks
	Title:	EVP, General Counsel
	Date:	May 20, 2016

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